EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-139435, 333-146141, 333-151644, 333-161832, 333-161834, 333-164261, 333-165916, 333-168330, 333-173646, 333-179776, 333-193862 and 333-211658 on Form S-8 and 333-164290, 333-177118 and 333-199446 on Form S-3 of our report dated March 31, 2017, relating to the consolidated financial statements of Netlist, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Netlist, Inc. for the year ended December 31, 2016.

/s/KMJ Corbin & Company LLP

Costa Mesa, California

March 31, 2017